Exhibit 99.1

MAP Pharmaceuticals Announces Exercise of Over-Allotment Option and Closing of Underwritten Offering of Common Stock

MOUNTAIN VIEW, Calif., Oct. 4, 2010 — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) announced today the completion of its previously announced underwritten offering of 3,000,000 shares of its common stock, as well as 450,000 additional shares of its common stock pursuant to the full exercise of the over-allotment option granted to the underwriters, at an offering price of $14.50 per share. The total gross proceeds of the offering were approximately $50.0 million. After underwriting discounts and commissions and estimated offering expenses payable by MAP Pharmaceuticals, net proceeds were approximately $47.1 million. Lazard Capital Markets LLC acted as the sole book-running manager and Wedbush PacGrow Life Sciences as the co-manager for the offering.

The securities described above were offered by MAP Pharmaceuticals pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission (“SEC”). The securities were offered by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the preliminary prospectus supplement, the final prospectus supplement and accompanying base prospectus related to this offering may be obtained from the SEC’s website at http://www.sec.gov or Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970.

This press release shall not constitute an offer to sell or the solicitation of offers to buy any securities of MAP Pharmaceuticals and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MAP Pharmaceuticals

MAP Pharmaceuticals is dedicated to developing and commercializing new therapies for patients suffering from conditions that are not adequately treated by currently available medicines. The Company is developing LEVADEX inhaled therapy for the potential treatment of migraine and has reported positive results from the efficacy portion of the first Phase 3 trial of LEVADEX. In addition, MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals’ LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the Company’s business, including, without limitation, risks and uncertainties relating to the conduct and completion of clinical trials, and relating to the preparation and filing of a New Drug Application and the regulatory process to have the Company’s LEVADEX product candidate approved for commercial use. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, available at http://edgar.sec.gov.

CONTACTS:

Nicole Foderaro

WCG

(415) 946-1058

nfoderaro@wcgworld.com

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